Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of March 18, 2026, by and between Tendler Biotech Consulting LLC, a New Jersey limited liability company with principal offices at 867 Columbus Drive, Teaneck, NJ 07666 ("Consultant") and Tuhura Biosciences, Inc a Company with principal offices at 10500 University Center Drive Suite 110 Tampa, FL 33612 ("Company").

Background:

Company is in need of support and guidance for the research, development and implementation of its biomedical products (“Company Projects”).

Consultant has expertise in the research, development and implementation of biomedical products.

Company and Consultant, in consideration of the mutual covenants herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound agree as follows:

Section 1. Engagement; Extent of Consultant’s Services; No Restriction on other Engagements.

(a)
Company hereby offers to engage Consultant to provide strategic planning, support, guidance, and related services (“Services”) in connection with such Company Projects as are mutually agreed upon by Consultant and Company; Consultant hereby accepts such engagement, all upon the terms and conditions of this Agreement.

(b)
Consultant agrees to diligently perform the Services but the parties acknowledge that Consultant is also engaged in other activities separate from those described in this Agreement and that Consultant’s activities under this Agreement shall not be on an exclusive or full-time basis.

(c)
Company acknowledges that Consultant now provides and, in the future, may provide services on projects which may compete or conflict with the Company Projects. For example, Company may be developing cancer treatment or other therapies and Consultant may simultaneously be working with other companies on the development of cancer treatment or other therapies. Company acknowledges and agrees that the public welfare is materially advanced by having multiple companies working companies on the development of cancer or other therapies and therefore Company irrevocably waives any right to bring a claim of conflict of interest or breach of any fiduciary obligation against Consultant and agrees that Consultant’s providing such services to potentially competitive companies expressly shall be permitted of Consultant and shall not constitute a breach by Consultant of any obligation of Consultant under this Agreement.

(d)
All Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee relationship between Company and Consultant. Consultant will have no rights to receive any employee benefits, such as bonuses, options, health and accident insurance, sick leave or vacation which are accorded to regular employees of Company or its affiliates. Consultant will not in any way represent itself to be an employee, partner, joint venturer, or agent of Company. Consultant shall have no authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Company. In performing the Services, the amount of time devoted by Consultant on any given day will be within Consultant’s control, and Company will rely on Consultant to devote the amount of time necessary to fulfill the requirements of the Agreement in an efficient and timely manner. In the event Company provides to Consultant any equipment or supplies in connection with the Services, such equipment and supplies shall remain the sole property of Company, be used solely for performing the Services and, upon Company’s request, Consultant shall promptly return to Company all such equipment and supplies. Consultant shall not in any way represent itself to be an employee, partner joint venturer, or agent of Company. Consultant shall have no authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Company.

(e)
The Consultant shall remain a member of the Company’s Board of Directors. Board Compensation shall not be effected by this agreement in so far as Board compensation and equity grants. The Consultant’s Board position will be compensated similarly to other Board members, in accordance with Committee membership.

SECTION 2. Description of Services

(a)
Consultant agrees to perform such services as are requested by Company regarding the Company Projects, including the strategic planning, execution, and oversight of translational research and clinical development initiatives.

(b)
Additionally, the Consultant’s Services may include, but are not limited to:

A. Strategic clinical development guidance

B. Protocol development and review

C. Data analysis and interpretation

D. Regulatory and scientific advisory support

E. Facilitate introductions with relevant parties and stakeholders across network

F. Participate in calls and meetings with potential investors/acquirers of the Company and its assets

SECTION 3. Limitations on Consultant’s Obligations.

(a)
Consultant shall not be obligated to perform any service or to take any action that Consultant believes may be in violation of any law, regulation or generally recognized code of conduct within the biomedical industry;

(b)
Consultant shall not be obligated to perform any service or to take any action that would be a conflict with Consultant’s other business engagement and ventures or which would constitute Consultant’s default or breach of any agreement regarding such engagements or ventures;

(c)
Consultant shall have no responsibility or liability for the outcome of any Owner Project and does, and shall, make no representations or claims of any nature as to the possibility or likelihood of successful outcomes.

SECTION 4. Company’s Obligations.

Company shall have the following obligations under this Agreement:

(a)
promptly after Consultant’s request, provide such information and guidance as well as access to personnel of Company as is reasonably necessary so that Consultant can perform Consultant’s obligations regarding the Company Projects in a first-class manner. Consultant shall be entitled to rely upon and assume, without any obligation of independent verification, the accuracy and completeness of all information that has been furnished to it by Company and shall have no duty to conduct an independent investigation of any information provided by Company nor to independently verify the accuracy or completeness of any such information.

SECTION 5. Fees.

(a)
As compensation for Consultant’s services under this Agreement, Company shall pay Consultant an hourly fee (“Consultant’s Fee”) of One Thousand Two Hundred and Fifty Dollars ($1,250).

(b)
Consultant and Company may mutually agree from time to time for Company to grant equity (or the right to acquire equity in Company at a discounted rate) to Consultant as a form of compensation in addition to Consultant’s Fee (an “Equity Grant” and, together with the Consultant’s Fee, the “Compensation”).

(c)
Notwithstanding anything to the contrary contained herein, Consultant and Company mutually agree that if the Company pays Consultant Compensation for Services provided pursuant to this Agreement in excess of an aggregate of $[119,999.99] during any period of twelve consecutive months, the Consultant will be considered not to be an independent Board member, and Board committee assignments may have to be changed to maintain SEC requirements for independence. For purposes of calculating aggregate Compensation under this Section 5(c), any Equity Grant to Consultant shall be valued at its fair market value as of the grant date.

(d)
Consultant shall provide invoices no more frequently than every four weeks and payment is due within thirty (30) days.

(e)
The Consultant’s Fee is compensation for Consultant’s services only. Company shall be responsible for all other costs regarding the Company Projects.

(f)
Company agrees to reimburse Consultant for all reasonable out-of-pocket expenses including travel incurred by Consultant in connection with the services performed by Consultant pursuant to this Agreement. Consultant shall provide reasonable documentation to Company of the expenses for which it is requesting reimbursement. Any single expense in excess of Five Hundred Dollars ($500.00) and any total monthly expenses in excess of One Thousand ($1,000.00) shall be subject to the prior approval of Company.

SECTION 6. Initial Term; Renewals; and Termination of Agreement.

(a)
This Agreement shall have an initial term of two (2) years and thereafter may be renewed for an equal or lesser period by mutual consent of the parties.

(b)
This Agreement may be terminated at any time by either party upon at least fifteen (15) days' prior written notice to the other party. Such termination, however, shall not affect Consultant's right to reimbursement for expenses incurred or fees earned prior to the effective date of the termination.

SECTION 7. Indemnification and Limitation of Liability.

(a)
Company agrees to defend, indemnify, and hold harmless Consultant and Consultant’s members, partners, and affiliates (collectively, the “Consultant Indemnified Parties”) from any claims, demands, judgments, investigations, or suits that may involve, be brought against, or incurred by a Consultant Indemnified Party in connection with any matter related to this Agreement, and shall reimburse a Consultant Indemnified Party for legal and other expenses (including the cost of any investigation and preparation) reasonably incurred by a Consultant Indemnified Party in connection therewith. A Consultant Indemnified Party will have the right to have separate counsel represent it in any such proceeding and shall have the right to review and approve any proposed settlement. Company hereby indemnifies each Consultant Indemnified Party from any losses, claims, damages or liabilities to which a Consultant Indemnified Party may become subject in connection with any matter related to this Agreement.

(b)
Consultant shall have no liability to Company except for claims arising from the gross negligence of Consultant. In the event of such a claim, the maximum amount of Consultant’s liability shall be an amount equal to the direct, and proven damages caused by Consultant’s gross negligence not to exceed the aggregate amount of fees actually received by Consultant under this Agreement.

(c)
Neither Company nor Consultant shall have any liability or obligation to the other party for consequential, incidental, special, punitive, or other damages in regard to any claims arising under, or in any way related to, this Agreement.

SECTION 8. Confidentiality. Consultant shall maintain the confidentiality of all information provided to it by Company using the same standard of care that Consultant uses for its own confidential information. Consultant shall maintain the confidentiality of all reports and documentation prepared by Consultant for Company as part of Consultant’s services

SECTION 9. Notices.

Any notices required or permitted to be given hereunder shall be in writing and deemed given and received on the day when received after being sent by registered or certified U.S. Postal Service mail, postage prepaid, return receipt requested, or on the first business day after being sent by nationally recognized overnight delivery service that has obtained written confirmation of receipt from the addressee, addressed as follows:

If to Company: Tuhura Biociences, Inc

10500 University Center Dr

Suite 110

Tampa, FL 33612

Attn: Dan Dearborn

If to Consultant: Tendler Biotech Consulting LLC

867 Columbus Drive

Teaneck, New Jersey 07666

or to such other person or address as the party to be charged with such notice may direct by notice given in the aforesaid manner.

SECTION 10. Assignment.

This Agreement may not be assigned by either Consultant or Company.

SECTION 11. Miscellaneous.

(a)
All disputes regarding this Agreement and the subject matter of this Agreement shall be resolved by binding arbitration held in Mercer County, NJ under the rules of the American Arbitration Association, except that a single arbitrator shall be used. The decision of the arbitrator shall be final, binding and non-appealable, except for grounds for appeal of arbitral awards specified under the Uniform Arbitration Act. This paragraph may be specifically enforced by the parties, and judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The prevailing party in any such arbitration shall be entitled to recover its reasonable attorney’s fees and other costs of arbitration from the non-prevailing party.

(b)
This Agreement constitutes the entire agreement between the parties hereto. This Agreement may only be modified in writing executed by Company and Consultant.

(c)
This Agreement shall be governed by the laws of the State of New Jersey.

(d)
Any headings preceding the text of the Sections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(e)
The relationship between the parties hereto shall be that of principal and agent and nothing contained herein shall be construed to change or modify that relationship so as to make Company and Consultant partners, joint venturers, or debtor and creditor.

(f)
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(g)
This Agreement may be executed in counterparts, which together shall constitute one and the same agreement.

(h)
There are no intended third-party beneficiaries of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have signed and sealed this Agreement.

Company:

By: /s/ Dan Dearborn_____________

Name and title: Dan Dearborn, CFO

Date: 3/18/26

Consultant: Tendler Biotech Consulting LLC

By: /s/ Craig Tendler_____________

Craig Tendler MD, President

Date: 3/18/26